Filed Pursuant to Rule 424(b)(3)

File No. 333-253965

NUVEEN MUNICIPAL HIGH INCOME OPPORTUNITY FUND

(NYSE: NMZ)

(THE “FUND”)

SUPPLEMENT DATED NOVEMBER 4, 2021

TO THE FUND’S PROSPECTUS DATED MARCH 5, 2021, AS SUPPLEMENTED

The change described below is made to the Fund’s Prospectus effective immediately.

•	The following paragraph is removed under the section entitled “Use of Leverage”:

The Fund is limited by certain investment restrictions and may only issue senior securities that are Preferred Shares except the Fund may borrow money from a bank for temporary or emergency purposes or for repurchase of its shares only in an amount not exceeding one-third of the Fund’s total assets (including the amount borrowed) less the Fund’s liabilities (other than borrowings). See “Investment Restrictions” in the SAI. These restrictions are fundamental and may not be changed without the approval of Common Shareholders and Preferred Shareholders voting together as a single class.

PLEASE KEEP THIS WITH YOUR

FUND’S PROSPECTUS

FOR FUTURE REFERENCE